Exhibit 99.1

ASX Announcement

27 October 2021

Coronado enters into agreement to sell Amonate non-core asset for US$30 Million

Coronado Global Resources Inc. (“Coronado” or “the Company”, ASX: CRN) today announced it has entered into a definitive agreement with Ramaco Resources Inc (“Ramaco”) for the sale of its idled Amonate non-core asset for US$30 million in cash.

The transaction includes the sale by Coronado of all existing infrastructure and reserves. Coronado estimates to generate a gain on sale of between US$15 - $20 million once the transaction is complete.

“The sale of the Amonate non-core asset is consistent with our previous messaging and business plans,” said Managing Director and Chief Executive Officer Gerry Spindler. “The consideration of US$30 million in cash will further boost Coronado’s liquidity and strengthen the Company’s balance sheet while also removing the necessary holding costs associated with maintaining the idle property.”

Coronado acquired the Amonate complex from CONSOL Energy Inc. (“CONSOL”) as part of the Buchanan mine acquisition in March 2016. After CONSOL re-opened the complex in 2011, it placed the complex under care and maintenance in 2013 due to poor market conditions. Coronado has not operated the Amonate complex since acquisition and classified the asset as held for sale in 2020.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws.

Forward-looking statements are based on Coronado’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although Coronado believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond Coronado’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, the ability to complete the redemption and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in Coronado’s Annual Report on Form

10-K for the year ended December 31, 2020, filed with the ASX and SEC on 25 February 2021, and other reports filed from time to time with the ASX and SEC.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Andrew Mooney	Helen McCombie
P: +61 458 666 639	Citadel Magnus
E: amooney@coronadoglobal.com	P: +61 411 756 248
E: hmccombie@citadelmagnus.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com